As filed with the Securities and Exchange Commission on August 29, 2024

Registration Nos. 333-266355, 333-257753, 333-239758,

333-233230, 333-196904, 333-182320, 333-146531, 333-124725,

333-107824, 333-105662, 333-61734, 333-08071

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1

TO

Registration Statements Nos. 333- 266355, 333- 257753, 333-239758,

333-233230, 333-196904, 333-182320, 333-146531, 333-124725,

333-107824, 333-105662, 333-61734, 333-08071

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

RITE AID CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	23-1614034 (I.R.S. Employer Identification No.)

P.O. Box 3165

Harrisburg, Pennsylvania 17105

(717) 761-2633

(Address of Principal Executive Offices)

Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan

Rite Aid Corporation 2020 Omnibus Equity Incentive Plan

Nonqualified Stock Options, Shares of Restricted Stock Granted as Employment Inducement Awards
Outside of a Plan

Rite Aid Corporation 2014 Omnibus Equity Plan

2012 Omnibus Equity Plan

2006 Omnibus Equity Plan

2004 Omnibus Equity Plan

2001 Stock Option Plan

2000 Omnibus Equity Plan

1999 Stock Option Plan

1990 Omnibus Stock Incentive Plan

THE RITE AID 401(k) PLAN

RITE AID 401(k) DISTRIBUTION EMPLOYEES SAVINGS PLAN

PERRY DISTRIBUTORS, INC. 401(k) PLAN

(Full Title of the Plan)

Matthew C. Schroeder

Rite Aid Corporation

Executive Vice President and Chief Financial Officer

P.O. Box 3165

Harrisburg, Pennsylvania 17105

(Name and address of agent for service)

Phone: (717) 761-2633

(Telephone number, including area code, of agent for service)

Copies to:

Michael J. Zeidel

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Rite Aid Corporation, a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Company’s Registration Statements on Form S-8 to deregister any and all securities that were registered pursuant to Registration Statements Nos. 333- 266355, 333-257753, 333-239758, 333-233230, 333-196904, 333-182320, 333-146531, 333-124725, 333-107824, 333-105662, 333-61734 and 333-08071 (collectively, the “Registration Statements”) and that remain unsold under Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan (the “2020 Amended Plan”), Rite Aid Corporation 2020 Omnibus Equity Incentive Plan (the “2020 Equity Plan”), Rite Aid Corporation 2014 Omnibus Equity Plan (the “2014 Equity Plan”), the 2012 Omnibus Equity Plan (the “2012 Equity Plan”), 2006 Omnibus Equity Plan (the “2006 Equity Plan”), the 2004 Omnibus Equity Plan (the “2004 Equity Plan”), the 2001 Stock Option Plan (the “2001 Option Plan”), the 2000 Omnibus Equity Plan (the “2000 Equity Plan”), the 1999 Stock Option Plan (the “1999 Option Plan”), the 1990 Omnibus Stock Incentive Plan (the “1990 Plan”), RITE AID 401(k) PLAN (the “Rite Aid Plan”), RITE AID 401(k) DISTRIBUTION EMPLOYEES SAVINGS PLAN (the “Savings Plan”), PERRY DISTRIBUTORS, INC. 401(k) PLAN (the “Perry Plan”) and Nonqualified Stock Options; Shares of Restricted Stock Granted as Employment Inducement Awards Outside of a Plan. The Registration Statements were filed with the Securities and Exchange Commission (the “SEC”) on (i) July 27, 2022 in order to register up to 3,250,000 shares of the common stock, par value $1.00 per share (“Common Stock”) under the 2020 Amended Plan, (ii) July 8, 2021 in order to register 2,700,000 shares of Common Stock under the 2020 Amended Plan, (iii) July 8, 2020 in order to register 4,001,344 shares of Common Stock under the 2020 Equity Plan, (iv) June 19, 2019 in order to register 69,022,664 shares of Common Stock under the 2014 Equity Plan, (v) June 25, 2012 in order to register 28,500,000 shares of Common Stock under the 2012 Equity Plan, (vi) October 5, 2007 in order to register (A) 35,328,764 shares of Common Stock under the 2006 Equity Plan, 2004 Equity Plan, 2001 Option Plan and/or 2000 Equity Plan and (B) the resale of 6,765,761 shares of Common Stock, (vii) May 9, 2005 in order to register (A) 16,278,432 share of Common Stock under the 2004 Equity Plan, the 2000 Equity Plan and/ or the 1999 Option Plan and (B) the resale of 4,338,928 shares of Common Stock, (viii) August 11, 2003 in order to register (A) 37,001,404 shares of Common Stock under the 1990 Plan, the 1999 Option Plan, the 2000 Equity Plan and/ or the 2001 Option Plan and (B) the resale of 37,001,404 shares of Common Stock, (ix) May 29, 2003 in order to register 8,060,000 shares of Common Stock under the Rite Aid Plan, the Savings Plan and/ or the Perry Plan, (x) May 25, 2001 in order to register (A) 69,100,249 under the 1990 Plan, the 1999 Option Plan, the 2000 Equity Plan and/ or the 2001 Option Plan and (B) the resale of 922,567 shares of Common Stock, (xi) July 12, 1996 to in order to register 6,301,426 shares of Common Stock under the 1990 Plan, and (xii) August 12, 2019 in order to register (A) 502,913 shares subject to a nonqualified stock option, and (B) 284,900 shares of time-based restricted stock pursuant to that certain Employment Inducement Award Agreement by and between the Company and Heyward Donigan, dated as of August 12, 2019.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on October 16, 2023, the Company and certain of its direct and indirect subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey. The cases are being jointly administered under the caption In re Rite Aid Corporation, et al., Case No. 23-18993 (MBK). In accordance with the plan of reorganization (the “Plan”), upon its effectiveness, all outstanding shares of Common Stock will be cancelled and extinguished.

As a result of the foregoing, and pursuant to the Plan, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statements to remove from registration all such securities, as applicable, registered under the applicable Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania on August 29, 2024.

RITE AID CORPORATION

By:	/s/ MATTHEW C. SCHROEDER
Matthew C. Schroeder
Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933.

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